                                                                    EXHIBIT 99.3



                           RESTRICTED STOCK AGREEMENT
                                     BETWEEN
                              ALTIGA NETWORKS, INC.
                                 (THE "COMPANY")
                                       AND
                               ___________________

                                 (THE "HOLDER")

                              ___________ __, 199__

         1. The Company hereby sells to the Holder, pursuant to the Company's 1998 Omnibus Stock Plan (the "Plan"), and the Holder hereby purchases, an aggregate of _________ shares (the "Shares") of the Company's Common Stock, $.0001 par value, at a purchase price of $______ per share (the "Per Share Purchase Price") (for aggregate consideration of $_________) on the terms and conditions herein set forth and of the Plan, a copy of which is attached to this Agreement and which is incorporated herein by reference.

        2. (a) Of the Shares, ________ Shares, representing 25% of the aggregate number of Shares purchased hereunder, shall vest and become "Vested Shares" on the date one year from _________, 199__ (the "Initial Vesting Date") and the balance shall vest and become "Vested Shares" in 1,095 daily installments of _____ shares per day, from and including the date immediately following the Initial Vesting Date to and including the 1,095th day following the Initial Vesting Date. All Shares other than Vested Shares shall be "Unvested Shares." In the event the Holder ceases to serve as an employee of the Company, whether voluntarily or involuntarily, for any reason (including disability or death), the Company may within 180 days after the date of such termination exercise its repurchase option under this Section 2 to purchase all or any portion of shares that were Unvested Shares on the date of such termination at a per share price equal to the Per Share Purchase Price.

               (b) In the event the Company exercises its repurchase option as set forth herein, the Company shall give to the Holder a written notice specifying the number of Unvested Shares it is electing to repurchase, the price thereof, and the time for a closing hereunder, which closing shall be held at the Company's principal office and shall occur no earlier than 10 days and no later than 20 days after the date such notice is given. Upon the date of any such notice from the Company, the interest of the Holder in the Unvested Shares shall automatically terminate, except for the Holder's right to receive payment from the Company for such Unvested Shares.

               (c) If the Company exercises its repurchase option hereunder, the Holder shall at the closing duly endorse for transfer the certificate(s) representing the Unvested Shares to be sold to the Company, and the Company shall deliver to the Holder the purchase price for such Unvested Shares.

               (d) The Holder agrees to deliver and deposit with the Secretary of the Company, or such other person as designated by the Company, as escrow agent, a stock assignment duly endorsed (with date and number of shares blank) with the certificate or certificates evidencing the

Shares until the first to occur of (i) such shares becoming Vested Shares and
(ii) the Company's failure to exercise its repurchase option within the period specified in this section 2.

               (e) Notwithstanding the foregoing, immediately upon the occurrence of a Change in Control (as defined below), 50% of all Unvested Shares shall vest and become Vested Shares. For purposes hereof, a "Change of Control" of the Company shall occur or be deemed to have occurred if (i) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% of the combined voting power of the Company's then outstanding securities, (except that (i) shall not include the transaction involving the purchase by investors of units of the Company's Series A Preferred Stock and Common Stock) or (ii) the Directors or Shareholders of the Company shall approve a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or other transaction which would result in the voting securities of the Company immediately prior to such transaction representing less than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such transaction.

        3. The Shares have not been registered under the Securities Act of 1933, as amended (the "Act") on the securities laws of any state. The Shares may not be offered for sale, sold, transferred, pledged or hypothecated in the absence of an effective registration statement covering such Shares under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to the Company that such registration is not required.

        4. By his purchase of the Shares, the Holder agrees that such Holder is subject in all respects to the foregoing terms and conditions and to the Plan. This Agreement shall be binding on and inure to the benefit of the executor, administrator, legatees, heirs, legal representatives and assigns of the Holder and the successors and permitted assigns of the Company.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the date first above written.

                                            ALTIGA NETWORKS, INC.



                                            By:
                                               ---------------------------------
HOLDER:


--------------------------------------
Print Name:
           ---------------------------